Exhibit 4.2

Dated the 16th day of June 2025

Tiger Coin (Hong Kong) Limited

and

ZHU Wei

and

SOLOWIN HOLDINGS

SHAREHOLDERS AGREEMENT

relating to

TIGER COIN (HONG KONG) LIMITED

Long An & Lam LLP

Rooms 1804-7, 18/F, Wing On House,

71 Des Voeux Road Central,

Hong Kong

Tel: 2877 6608

Fax: 2877 6397

Ref.: L/55219/FC/L/AW/HW

This SHAREHOLDERS AGREEMENT is made on 16th June 2025 by and among:

1.	Tiger Coin (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong and having its registered office at 19H, Maxgrand Plaza, No. 3 Tai Yau Street, San Po Kong, Kowloon, Hong Kong (Business Registration No. 64373104) (the “Company”);

2.	ZHU Wei (朱唯), holder of People’s Republic of China Resident Identity Card No.: 32083119781112001X of Collective No. 20, Zhichun Road, Haidian District, Beijing City, China (“Founder”); and

3.	SOLOWIN HOLDINGS, an exempted limited liability company incorporated and existing under the laws of State of Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (NASDAQ: SWIN) (“Solowin”);

(the Company, Founder and Solowin shall hereinafter collectively be referred to as the “Parties” and individually as a “Party”).

WHEREAS:

(A)	The Company was incorporated on 2 February 2015. At the date of this Agreement, the Company has a total of 10,000 issued and outstanding Shares (as defined below), all of which are held by the Shareholders (as defined below) in the manner as set out in Schedule 1.

(B)	The Parties wish to provide for certain of their rights and obligations regarding the operation and management of the Company, and certain other rights and obligations of the Parties relating to the Company on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

1.	INTERPRETATION

1.1	In this Agreement unless the context requires otherwise, the following words and expressions shall have the following meanings:

“Agreement”	means this shareholders agreement which may be supplemented, varied or amended from time to time;

“Articles”	means the articles of association of the Company as may from time to time be adopted or amended or replaced in accordance with this Agreement, if the context so requires;

“Board”	means the board of directors of the Company;

“Business”	means the business of the Company as described in Clause 2;

“Business Day”	means a day other than Saturday, Sunday or any day on which banks located in Hong Kong are authorised or obligated to close;

“Company Assets”	all of the assets of the Company from time to time;

“Deed of Adherence”	means deed of adherence, the form of which is set out in Schedule 4;

“Defaulting Party”	means any Shareholder who is in breach of its obligations hereunder;

“Director”	means a director of the Company (including any duly appointed alternate director) and “Directors” shall be construed accordingly;

“Encumbrance”	means any right to acquire, option, right of pre-emption, voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment, or any other encumbrance, priority or security interest, or arrangement or interest under any contract or trust, or any other third party interest of whatsoever nature and references to Encumbrancer shall be construed accordingly;

“Equity Securities”	means the share capital, or other ownership interest in any person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital, registered capital or other ownership interests (whether or not such derivative securities are issued by such person);

“Event of Default”	means any of the events specified in Clause 8.1;

“HKD” or “Hong Kong Dollars”	means Hong Kong Dollars, the lawful currency of the Hong Kong;

“Hong Kong”	means Hong Kong Special Administrative Region of the People’s Republic of China;

“Ordinance”	means the Companies Ordinance (Cap. 622 of the Laws of Hong Kong);

“Shareholder”	means each holder of the Shares of the Company whose name is entered in the register of members of the Company from time to time; and “Shareholders” shall be construed accordingly; and

“Shares”	means ordinary shares of the Company.

1.2	In this Agreement unless the context requires otherwise:

(a)	all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa;

(b)	headings are included for convenience only and shall not affect the construction of any provision of this Agreement;

(c)	the terms “include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”;

(d)	general words shall not be given a restrictive meaning because they are preceded or followed by particular examples;

(e)	references to “law” shall include all applicable laws, regulations, rules and orders of any governmental authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure, as well as any regulation, rule, treaty, order, decree, or judgment; and “lawful” shall be construed accordingly;

(f)	references to this Agreement include the recitals and the schedules which form an integral part hereof. A reference to any Clause or Schedule is, unless otherwise specified, to such Clause of, or Schedule to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Clause hereof or Schedule hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated, or replaced from time to time;

(a)	references to a “person” shall include any individual, firm, company, trust or estate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and

(b)	if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

2.	BUSINESS OF THE COMPANY

2.1	The Parties agree that the purposes, objectives and business of the Company are as follows, and such other business as may from time to time be agreed in writing by the Shareholders:

(a)	providing foreign exchange technical services to the foreign exchange industry for the purpose of business promotion, including the development of application software and operating systems providing such services;

(b)	providing customized technical development services to digital asset trading platforms in the field of Web3; and

(c)	engage in such other activities incidental or ancillary thereto as the Shareholders deem necessary or advisable.

3.	RIGHTS OF SOLOWIN

3.1	Subject to the provisions in this Agreement, Solowin shall enjoy the same class rights as other ordinary shareholders as prescribed by the Ordinance and the Articles as well as the following rights:

(a)	the right to receive management account and analysis every half-year;

(b)	quarterly updates concerning financial status of the Company and its unaudited financial statements no later than forty-five (45) days after the relevant fiscal quarter ends; and

(c)	on Solowin’s request, other reasonable non-financial information about the Company,

provided that Solowin shall keep confidential and shall not use any information of the Company obtained by Solowin (under this clause or otherwise) in violation of this Agreement.

4.	DIRECTORS AND MANAGEMENT

4.1	Subject only to the provisions of this Agreement, the Articles and the applicable law:

(a)	the Board shall have ultimate responsibility for management and control of the Company;

(b)	the Board shall be required to make all major decisions of the Company (including, but not limited to, all decisions with respect to the matters set forth on Schedule 2 hereto; and

(c)	notwithstanding any other provisions to the contrary in this Agreement, each Shareholder shall procure, subject to applicable law, that the Company and each Director nominated by such Shareholder, if any, refrain from taking, and the Company shall refrain from taking, any actions with respect to the matters set forth on Schedule 3 hereto, without the consent of Solowin.

4.2	Unless both the Founder and Solowin agree otherwise in writing:

(a)	The minimum number of Directors constituting the Board shall be one (1);

(b)	So long as the Founder is a Shareholder, the Founder shall have the right to nominate and appoint one (1) Director by giving written notice to the Board; and

(c)	So long as Solowin is a Shareholder, Solowin shall have the right to nominate and appoint one (1) Director by giving written notice to the Board.

4.3	Appointment and Removal of Directors.

(a)	Each Shareholder shall have the right to remove or replace a Director nominated by it at any time by giving a written notice to the Board.

(b)	If any Shareholder decides to remove any Director nominated by it from the Board, such Shareholder may do so by giving a written notice to the Board.

(c)	If any vacancy occurs in the Board with respect to any Director nominated by any Shareholder, such Shareholder shall have the right and power to fill such vacancy. Any replacement Director nominated by any Shareholder shall be a person appropriately qualified for the office of Director.

(d)	Each of the Shareholders shall procure the immediate appointment(s) or removal(s) (as appropriate) of the relevant persons nominated under this Clause 0. The Board’s approval on such nomination shall not be unreasonably withheld.

(e)	Without prejudice to the Company’s right against the Directors personally at law or in equity, each Shareholder agrees that it shall be liable for all acts or omissions of the person nominated by it to be a Director or to be a signatory of any documents and bank account of the Company.

(f)	Each Director shall be entitled to examine the books and accounts of the Company and shall have free access, at all reasonable times and upon reasonable prior notice, to any and all properties and facilities of the Company. The Company shall provide such information relating to the business affairs and financial position of the Company. Any Director may provide such information to his or her nominating Shareholder.

(g)	Each Shareholder shall, and procure that the Director nominated by it shall, do all acts or things as may be necessary to give full effect to the provision of this Agreement.

4.4	Board Meetings and Decision.

(a)	All meeting of the Board shall require a quorum of two (2) Directors. However, in the event that the Board has only one director, then the quorum will be one (1) Director.

(b)	A meeting of the Board at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors subject to the provisions of this Agreement and the Articles.

(c)	Except as otherwise provided herein, at any meeting of the Board, each Director shall have one (1) vote and all decisions of the Board shall be by a majority vote. Any Director may put forth a resolution for vote at a Board meeting; provided, that the Board shall not adopt any resolution covering any matter that is not specified on the agenda for such meeting unless all the Directors are present at such meeting and vote in favor of such resolution.

(d)	Any action that may be taken by the Directors at a Board meeting may alternatively be taken by a written resolution signed by all the Directors. The expressions “written” and “signed” include writings or signatures transmitted by facsimile or by incorporation in non-rewritable format and delivered through electronic means, such as pdf file as e-mail attachments.

(e)	No Director shall take any action or do anything on behalf of the Company except with the consent thereto of the Board, provided, however, that all the Directors may authorize in advance in writing one or more of the Directors to take certain action or do certain things and such authorization may be specific or general.

4.5	No Director shall be entitled to any remuneration for serving in such capacity except for: (i) reimbursement of reasonable, out-of-pocket expenses in connection with the performance of his or her duties as Director, (ii) reasonable Director’s fee approved by the Shareholders, or (iii) if such Director is otherwise an employee of or consultant to the Company, reasonable remuneration received in such capacity.

5.	SHAREHOLDER AND MEETINGS

5.1	Save as provided in the Articles and herein, the Company shall not, and each of the Shareholders hereby agrees and undertakes to procure the Company and their nominated Directors not to, without the prior unanimous approval by Solowin, take any of the actions set forth on Schedule 3 hereto. Each Shareholder further undertakes that it shall procure that no action is taken nor resolution is passed by the Company in respect of the matters set forth on Schedule 3 without the prior written consent of Solowin.

5.2	Shareholders’ Meeting.

(a)	Unless otherwise agreed by the Shareholders, all Shareholders’ meetings shall be held in Hong Kong or any place requested by the Board, and a Shareholder may attend any Shareholders’ meeting by using virtual meeting technology or physically.

(b)	The quorum for meetings of the Shareholders shall be two (2) including Solowin. If such a quorum is not present within thirty (30) minutes after the time appointed for the meeting, the meeting shall be adjourned to the same place and at the same day and time the following week (or if such day is not a Business Day, at the same time on the following Business Day). At such adjourned meeting, any one Shareholder holding at least 50% of the voting rights of all shareholders at any meeting of Shareholders shall constitute a quorum.

(c)	The chairman of meeting of the Shareholders shall be the Founder or its proxy, and every meeting of the Shareholders shall be chaired by such chairman. If the Founder at the relevant time is unable to attend any meeting of the Shareholders, Solowin or its proxy shall chair the meeting of the Shareholders. In the event of equality of votes, the chairman of the meeting of the Shareholders shall have a casting vote.

5.3	Shareholders’ Resolutions.

(a)	Shareholders’ resolutions may be passed by written resolution signed by all Shareholders and may consist of several documents in the like form each signed by one or more Shareholders.

(b)	Each Shareholder shall procure that the requirements of this Clause 0 are fully observed and shall, without limitation, procure that the Director nominated by it shall vote to cause the requirements of this Clause 0 to be fully observed.

6.	TRANSFER OF SHARES

6.1	The transfer of Shares shall be regulated in accordance with the provisions set out in this Clause 6, and no sale, transfer, disposal, charging or encumbrance of any interest of any nature in any Share shall be made except in accordance with this Clause 6.

6.2	Each of the Shareholders hereby undertakes that if it shall transfer any of its Shares (or any interest therein), it shall require the transferee to execute a Deed of Adherence (attached to this Agreement as Schedule 4) which the Company shall execute for itself and on behalf of any as agent of all parties to this Agreement for the time being (which the parties irrevocably authorise the Company to do), and the compliance with this Clause 6.2 shall be a condition precedent to registration of any such transfer.

6.3	No Shareholder shall transfer any interest in any Share without at the same time assigning to the transferee a proportion of any amounts owed to it by the Company equal to the proportion that the interest transferred bears to the total number of Shares in which the Shareholder is then beneficially interested.

6.4	Right of First Refusal.

(a)	No Shareholder shall dispose of any interest of any nature in any Shares for the time being owned by it to a third party unless such Shareholder (the “Offeror”) shall have first notified the Company and all other Shareholders (each the “Offeree”) offering such Shares (the “Offered Shares”) on the same or more favourable terms and any such offer shall remain open for acceptance for 30 calendar days.

(b)	The notice (the “Offer Notice”) in respect of the offer for sale of the Offered Shares shall contain the following:

(i)	the offer price for each of the Offered Shares and the number of Offered Shares to which such Offeree is entitled to purchase;

(ii)	other principal terms and conditions subject to which the Offered Shares shall be sold; and

(iii)	a request to the Offeree to indicate its willingness to purchase Shares in excess of its entitlement if any other Offeree declines the Offeror’s offer.

(c)	Each Offeree shall be entitled to purchase the Offered Shares by giving written notice to the Offeror and the Company within 30 calendar days from the date of the Offer Notice and the failure of an Offeree to reply in such manner (unless otherwise agreed by the Offerer and the Offeree) shall be deemed as a waiver of its right of pre-emption in respect of the Offered Shares so offered.

(d)	Without prejudice to Clause 6.4 (b) (i) hereinabove, each Offeree may indicate in the Offer Notice its willingness to purchase Shares in excess of its entitlement if any other Offeree declines the Offeror’s offer and such unaccepted Shares (the “Unaccepted Shares”) shall automatically be entitled to be purchased by the Offeree who has indicated its willingness in the Offer Notice accordingly. If more than one Offeree have indicated such willingness, then all such Unaccepted Shares shall be allocated amongst such Offeree pro-rata according to their respective Applicable Percentages (and for purpose of this Clause 6.4 (d) (c), “Applicable Percentage” shall mean the percentage determined by dividing (i) the number of the Shares held by that Shareholder as at the date of the Offer Notice by (ii) the aggregate number of Shares then held by all Shareholders other than the Offeror and the declining Offeree).

(e)	Subject to Clause 6.5, if any or all of the Offered Shares comprised in the Offer Notice are not accepted by the Offeree within the prescribed period pursuant to Clause 6.4 (c), the Offeror may within two (2) months of the Offer Notice transfer the Unaccepted Shares to any third party at such price and terms as set out in the Offer Notice.

(f)	If the Unaccepted Shares has not been sold to any third party pursuant to Clause 6.4 (e), the transfer restrictions provided in this Clause shall become effective again and no disposal may be made by the Offeror without again comply with the offering procedures set out herein.

6.5	Tag-Along Right.

(a)	If the Offeror under Clause 6.4 is the Founder (the “Tag-Along Seller”), the Founder shall first give to all other Shareholders a notice (the “Tag-Along Notice”) stating its intention to sell the Unaccepted Shares (the “Sale Shares”).

(b)	The Tag-Along Notice shall contain the following:

(i)	the number of Sale Shares to be sold;

(ii)	the identity of the potential purchaser (the “Tag-Along Purchaser”);

(iii)	the aggregate number of the Sale Shares which the Tag-Along Purchaser will hold following the completion of such proposed sale of the Sale Shares (the “Aggregate Tag-Along Shareholding”); and

(iv)	the proposed purchase price per Sale Share.

(c)	The other Shareholder will have an option to sell to the Tag-Along Purchaser up to the number of Shares as it constitutes its Tag-Along Pro Rata Portion (as defined below) of the Aggregate Tag-Along Shareholding at the purchase price per Share, and the number of Shares which the Tag-Along Seller proposes to sell shall be reduced to the extent of the participation of the other Shareholder pursuant to this Clause. “Tag-Along Pro Rata Portion” shall mean the percentage determined by dividing (i) the number of Shares held by such Shareholders as at the Tag-Along Notice by (ii) the total number of issued share capital of the Company.

(d)	The other Shareholder shall provide the Tag-Along Seller with written irrevocable notice within 14 calendar days after the Tag-Along Notice is given (the “Tag-Along Notice Period”) and shall simultaneously provide a copy of the notice to the Company. Such notice shall include the number of Shares that the other Shareholder wishes to sell not exceeding its Tag Along Pro Rata Portion. Until the expiry of the Tag-Along Notice Period, the Tag-Along Seller shall not sell any of its Shares to the Tag-Along Purchaser.

(e)	If at the expiry of the Tag-Along Notice Period, the other Shareholder shall not have elected to participate in the sale pursuant to this Clause 6.5 or elected to sell part only of the Shares comprised in the Tag-Along Pro-Rata Portion, the other Shareholder will be deemed to have waived all of its rights under this Clause 6.5 with respect to the sale of such Shares in relation to which the other Shareholders has elected not to sell.

(f)	Notwithstanding anything contained in this Clause 6.5, there shall be no liability on the part of the Tag-Along Seller to the other Shareholder if the sale of Shares pursuant to this this Clause 6.5 is not consummated for whatever reason other than a default on the part of the Tag-Along Seller.

6.6	The Parties agree to procure that the Directors shall approve for registration, but shall only approve for registration, any transfer of Shares in relation to which compliance has been made with Clause 6 and the relevant provisions of the Articles.

6.7	Each Party agrees that the transfer restrictions in this Agreement may not be avoided by the holding of Shares directly or indirectly through a person that can itself be sold in order to dispose of an interest in any Shares free of such restrictions. Any transfer of any Shares (or other interest thereof) resulting in any change in the control, directly or indirectly, of a Shareholder or of any other person having control, directly or indirectly, over that Shareholder shall be treated as being a transfer of the Shares held by that Shareholder, and the provisions of this Agreement that apply in respect of the transfer of Shares shall thereupon apply in respect of the Shares so held.

7.	PRE-EMPTION RIGHT

7.1	The Company shall not issue and allot any Equity Securities including any Shares to any person except with the prior written consent of each Shareholder (which shall be granted in its sole discretion) and the unanimous approval of the Board.

7.2	Each Shareholder shall procure that the requirements of this Clause 7 are fully observed and shall, without limitation, procure that the Director nominated by it shall vote to cause the requirements of this Clause 7 to be fully observed.

7.3	Upon receipt of such consent to the issuing of new Equity Securities from each Shareholder, the Company shall give each Shareholder seven (7) calendar days’ prior written notice of the terms and conditions of such proposed new issue of Equity Securities and by written notice (each, a “Subscriber Notice”) to the Company within seven (7) calendar days of receipt, a Shareholder shall be entitled to subscribe for new Equity Securities (the “New Equity Securities”), the number of which shall be determined with reference to its Applicable Percentage of the Shares at the proposed issue price. The failure of a Shareholder to deliver a Subscriber Notice within seven (7) calendar days’ notice period shall constitute a waiver of its right to subscribe for the New Equity Securities. For the purpose of this Clause 7.3, “Applicable Percentage” shall mean the percentage determined by dividing (i) the number of Shares held by such Shareholder as at the Subscriber Notice by (ii) the total number of issued share capital of the Company.

7.4	Unless the Shareholders elect to subscribe for all of the New Equity Securities, the Company may issue all, but not less than all, of the remaining New Equity Securities at the price specified by the Company in its notice to the Shareholders, provided that such issue is made to one or more bona fide third-party purchasers and made within ten (10) calendar days after the date such notice was given.

7.5	The completion of any subscription by the Shareholders of the New Equity Securities under this Clause 7 shall be at such time and place and manner (including forms of payment) as the Company and those Shareholders subscribing for any New Equity Securities may agree upon.

8.	EVENTS OF DEFAULT

8.1	An Event of Default occurs if:

(a)	a Shareholder commits a material breach of its obligations under this Agreement and, in the case of a breach capable of remedy fails to remedy the same within 30 calendar days of being specifically required in writing to do so by the other Shareholder;

(b)	any distress, execution, sequestration or other process is levied or enforced upon or against the property of a Shareholder and is not discharged within 30 calendar days;

(c)	a Shareholder is unable to pay its debts in the normal course of business;

(d)	a receiver or trustee is appointed over the whole or any part of the undertaking, property or assets of a Shareholder;

(e)	an order is made for the bankruptcy of a Shareholder;

(f)	an order is made or a resolution is passed for the winding up of a Shareholder, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or

(g)	any events occur which under the laws of any country has an analogous effect to any of the events referred to above.

8.2	If any Shareholder commits or suffers an Event of Default then the other Shareholder shall be entitled in its entire discretion to require the Defaulting Party to sell all of the Shares held or beneficially owned by the Defaulting Party by delivering written notice to the Defaulting Party stating that the option hereby conferred is exercised at any time within ten (10) calendar days of the date of the occurrence of such Event of Default.

8.3	If the option created by Clause 8.2 is exercised, the Defaulting Party shall deliver to the other Shareholder within ten (10) calendar days of the date of the notice exercising such option a duly executed transfer of all its Shares in favour of the other Shareholder (or as it may direct) upon full payment to it of a sum equal to the sale value (the “Sale Value”) for such Shares.

8.4	The Sale Value of the offered Shares shall be based on net asset value and the Shares so transferred shall be deemed to be sold by the transferor as beneficial owner with effect from the date of such transfer free from any lien, charge or Encumbrance with all rights attaching thereto.

9.	CONFIDENTIALITY

9.1	Definition of Confidential Information. The term “Confidential Information” shall mean all proprietary, confidential, or non-public information of a disclosing Party in any respect or held by the disclosing Party under an obligation of confidentiality to a third party, which may be disclosed from one Party to the other Party during the negotiation or performance of this Agreement. Confidential Information shall include the terms of this Agreement as well as any proprietary or confidential information in relation to the Company. Information shall not be considered Confidential Information to the extent such information:

(a)	is known by the receiving Party at the time of its receipt from the disclosing Party not through a prior disclosure by the disclosing Party, as established by documentary evidence;

(b)	at the time of its receipt is, or thereafter becomes, generally available to and known by the public through no act or omission of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a third party who is lawfully permitted to do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving party independently of and without use of the Confidential Information received from the disclosing Party, as established by documentary evidence.

9.2	Non-Disclosure and Non-Use Obligations. A Party receiving Confidential Information of the other Party shall (a) maintain such Confidential Information in confidence to the same extent such Party maintains the confidentiality of its own Confidential Information, (b) not disclose such Confidential Information to any third party without the prior written consent of the disclosing Party, and (c) not use such Confidential Information for any purpose other than the exercise of a Party’s rights or performance of a Party’s obligations under this Agreement. The provisions in this Clause 9 shall remain in effect notwithstanding termination or expiry of this Agreement.

9.3	Permitted Disclosure of Confidential Information. The provisions of Clause 0 shall not prevent a Party from disclosing Confidential Information if such disclosure:

(a)	is made to a Party’s agents, legal or financial advisers, accountants or consultants who reasonably require such disclosure on a need-to-know basis and who are bound to it by obligations of confidentiality and non-use no less stringent than the obligations between the Parties hereunder; or

(b)	is required to be disclosed by law, subpoena, or court order, provided that to the extent permitted by the applicable law, notice is promptly delivered to the other Party in order to provide such Party a reasonable opportunity to challenge or limit the disclosure obligations, and that any such disclosure made by the disclosing Party is limited to the extent required by law or court order.

10.	WARRANTIES AND DISCLAIMERS

10.1	Each Party represents and warrants to the other Parties that:

(a)	it has the full power to enter into and perform and fulfill its obligations and liabilities under this Agreement and to carry out the transactions contemplated hereby and the terms and conditions herein contained;

(b)	in the case of a corporate Party, it has taken all necessary corporate or other actions and consents to authorize the entering into and the execution, performance and fulfilment by it of this Agreement, and to carry out the transactions contemplated hereby and the terms and conditions herein contained;

(c)	in the case of a corporate Party, its representative whose signature is affixed to this Agreement has full capacity and authority to bind it to the terms hereof; and

(d)	this Agreement is and constitutes valid and binding obligations on it in accordance with its terms and conditions.

10.2	Except as expressly set forth in Clause 10.1 and to the maximum extent permitted by law, each Party expressly disclaims all representations and warranties, whether express, implied, statutory, or otherwise, in connection with this Agreement and the Company.

11.	TERMINATION

11.1	The rights and obligations of the Parties under this Agreement shall remain in force unless terminated in one of the following ways:

(a)	the Company has been dissolved, liquidated and wound up; or

(b)	with respect to any Shareholder, such Shareholder ceases to be a registered holder of any Shares; or

(c)	the Parties have agreed in writing to terminate this Agreement.

11.2	All rights and obligations of the Parties shall cease to have effect forthwith upon termination under Clause 11.1, save that such termination shall be without prejudice to the accrued rights and liabilities of the Parties hereunder and without prejudice to the continued existence and validity of their respective rights and obligations under Clause 9 (Confidentiality) and any provisions of this Agreement necessary for the interpretation or enforcement thereof.

12.	GOVERNING LAW AND JURISDICTION

12.1	The terms and conditions of this Agreement and the rights of the Parties hereunder shall be governed by, and construed in all respects in accordance with the laws of Hong Kong, without regard to the principles of conflicts of laws thereunder.

12.2	Dispute Resolution.

(a)	The Parties agree to negotiate in good faith to resolve any dispute between them arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof (“Dispute”).

(b)	If the negotiations do not resolve the Dispute to the reasonable satisfaction of the Parties within thirty (30) calendar days after the commencement of the negotiation, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (the “HKIAC”). The arbitration shall be conducted in Hong Kong and shall be administered by the HKIAC in accordance with the HKIAC Administered Arbitration Rules in force at the time at the time a notice of arbitration is submitted in accordance such Rules. However, if such rules are in conflict with the provisions of this Clause 12.2, the provisions of this Clause 12.2 shall prevail.

(c)	The Dispute shall be referred to an arbitration tribunal consisting of three (3) arbitrators appointed in accordance with the HKIAC Administered Arbitration Rules. The seat of the arbitration shall be in Hong Kong. The language of the arbitration shall be English. The decision of the tribunal shall be final and binding on the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. The costs and expenses of the arbitration, including the fees of the arbitral tribunal, shall be borne and paid by the Parties in such proportions as the arbitral tribunal shall determine.

(d)	Any Party to the Dispute shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, if possible or if available. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

13.	NOTICE

13.1	Any notice or demand to be given, made or served by any Party under this Agreement shall be in writing and may be (a) delivered to the relevant Party by hand or courier, (b) sent by prepaid, registered or certified mail to the address of that Party set out below, or (c) sent by email (or at such other address or to such other email as shall have previously been notified to the other Party for the purposes of this Clause 13.1):

To the Company:

Address	:	19H, Maxgrand Plaza, No. 3 Tai Yau Street, San Po Kong, Kowloon, Hong Kong
Attention	:	ZHU Wei
E-mail:	:	info@tigercoin.com

To the Shareholders:

ZHU Wei

Address	:	Collective No. 20, Zhichun Road, Haidian District, Beijing City, China
E-mail	:	info@tigercoin.com

SOLOWIN HOLDINGS

Address	:	8505B-8506A, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong
Attention	:	Ling Ngai Lok
E-mail	:	peter@spw.com.hk

13.2	Any notice or demand so given, made or served shall be deemed to have been duly given, made or served as follows:

(a)	in the case of delivery by hand or courier, when delivered; or

(b)	if sent by prepaid, registered or certified mail, five (5) days after such mail having been sent; or

(c)	if sent as an email, at the time that the email is received and accepted by the recipient’s server,

provided that in each case where delivery by hand or courier or by email occurs after 5 pm on a Business Day or on a day that is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

14.	MISCELLANEOUS

14.1	Further assurance. The Parties shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and purpose of this Agreement.

14.2	Successors and Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations of any Shareholder hereunder, shall not be assigned by such Shareholder without the written consent of all the other Parties; provided that (a) Solowin may without consent of the other Parties assign its rights and obligations to an affiliate of it or (b) each Shareholder may without the consent of the other Parties assign its rights and obligations to any third party purchaser in connection with the transfer of Shares held by such Shareholder to such third party purchaser so long as such transfer is made in accordance with this Agreement.

14.3	Entire Agreement and Amendments. This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties and supersedes any agreement (whether oral or written) between any of the Parties in respect of the same subject matter and no variations hereof shall be effective unless in writing and signed by all Parties. Any amendment, waiver or variation to any clause does not constitute a new contract between the Parties.

14.4	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument (which for this purpose does not include email) signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.

14.5	Severability. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

14.6	No Partnership. Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency relationship between the Shareholders and none of the Shareholders shall have any authority to bind or commit the other Shareholder.

14.7	Conflict with Articles. If the provisions of this Agreement conflict with the Articles, the provisions of this Agreement shall prevail as among the Shareholders. The Parties shall procure that all necessary amendments to the Articles be made in line with and reflecting the provisions of this Agreement.

14.8	Counterparts. This Agreement may be entered into in any number of counterparts and each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

14.9	Costs and Expenses. Each Party shall be responsible for its legal and other expenses incurred in the negotiation, preparation and completion of this Agreement and any of the other documents.

14.10	Third Party Rights. No person other than the parties to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any of the provisions of this Agreement.

[Remainder of this page intentionally left blank.]

[Signature page and Schedules to follow.]

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

The Company

SIGNED BY	)
for and on behalf of	)
Tiger Coin (Hong Kong) Limited	)	Name: ZHU Wei
	)	Title: Director
)

Signature Page to Shareholders Agreement

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

Founder

SIGNED BY	)
ZHU Wei	)
)

Signature Page to Shareholders Agreement

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

Solowin

SIGNED BY	)
for and on behalf of	)
SOLOWIN HOLDINGS	)	Name: Ling Ngai Lok
	)	Title: Chief Executive Officer
)

Signature Page to Shareholders Agreement

SCHEDULE 1

ISSUED AND PAID-UP SHARE CAPITAL OF THE COMPANY

Name of Shareholder	Type of Shares	Number of Shares	Shareholding (as-converted and fully-diluted basis)
ZHU Wei	Ordinary shares	5,200	52.0%
SOLOWIN HOLDINGS	Ordinary shares	4,800	48.0%
	Total:	10,000	100.0%

Schedule 1 to Shareholders Agreement

SCHEDULE 2

BOARD’S POWERS AND AUTHORITIES

(a)	Open, maintain and close bank accounts for the Company in Hong Kong or elsewhere and to draw cheques and other orders for the payment of monies;

(b)	Enter into, make and perform such contracts, deeds, agreements and other undertakings and to do all such other acts as it may deem necessary and advisable for or as may be incidental to the conduct of the Business;

(c)	Distributions of profits of the Company to the Shareholders;

(d)	Engage employees, agents, lawyers, accountants, brokers, investment and financial advisers and consultants as it may deem necessary or advisable in relation to the affairs of the Company;

(e)	Register and publish all such notices, statements or other instruments as may be required pursuant to the Ordinance in relation to any changes occurring in relation to the Company as specified in the Ordinance;

(f)	Obtain insurance cover for the Company’s directors and officers and for the Company itself in respect of any liabilities of such persons arising out of the Company’s activities as well as any contingent liabilities of the Company;

(g)	Prepare tax returns for the Company and provide such assistance other than that which involves the giving of advice or opinions (such assistance to be provided on the basis that Solowin shall pay such direct and indirect fees, costs and expenses reasonably and properly incurred in relation thereto by the Board, the Company or any of its delegates) as may reasonably be requested by Solowin generally in relation to its tax affairs in so far as they relate to the Company, and, in particular, to enable Solowin to make any claim, disclaimer, surrender, election or consent and to prepare tax returns in respect of their profits from the Company; and

(h)	Generally do all other things on behalf of the Company as may in the Board’s opinion be reasonably required in connection with or ancillary to the purposes, objectives and business of the Company as described herein.

Schedule 2 to Shareholders Agreement

SCHEDULE 3

RESERVED MATTERS

(a)	Amend the Articles;

(b)	Change the name of the Company;

(c)	Make any material change to the nature and scope of the Business;

(d)	Issue, or grant any option to acquire, any Equity Securities of the Company;

(e)	Change the auditors of the Company;

(f)	Increase or decrease the size of the Board;

(g)	Issue or agree to issue or grant any option over or right to acquire any additional Shares or purchase or redeem any Shares;

(h)	Vary any rights attaching to any Shares of the Company;

(i)	Change the issued share capital of the Company;

(j)	Approve or amend the terms of any bank mandate of the Company;

(k)	Commence or defend any litigation or arbitration relating to the Company or to any of the Company Assets on behalf of the Company;

(l)	Merge or amalgamate with or into any third party;

(m)	Mortgage or charge of any of the assets of the Company or the provision of any guarantees by the Company in excess of guidelines from time to time laid down by the Shareholders or by the Board;

(n)	Borrow any money or incur any debt or the making of any loan or advance to security to or for the benefit of any person or entity in excess of guidelines from time to time laid down by the Shareholders or by the Board;

(o)	Enter into any form of alliance partnership, profit sharing agreement, joint venture with or investment in any other company that competes against each of the Parties; and

(p)	Pass any resolution or do or permit any act or thing the result of which would be the winding up (whether voluntarily or compulsorily), liquidation or receivership, striking off, deregistration of the Company, appointment of an administrator or receivership of the Company, or making any composition or arrangement with creditors of the Company.

Schedule 3 to Shareholders Agreement

SCHEDULE 4

FORM OF DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on [*]

BETWEEN

1.

NAME OF TRANSFEREE INDIVIDUAL], holder of Hong Kong Identity Card No.[*] of [Address] (the “New Shareholder”); OR

[NAME OF TRANSFEREE COMPANY (if any)], a company incorporated and existing under the laws of [JURISDICTION], whose registered office is situated at [Registered Address] (Company No. [*])(the “New Shareholder”); and

2.	Tiger Coin (Hong Kong) Limited, a company incorporated and existing under the laws of Hong Kong and having its registered office at 19H, Maxgrand Plaza, No. 3 Tai Yau Street, San Po Kong, Kowloon, Hong Kong (Business Registration No. 64373104) (the “Company”);

WHEREAS this deed is supplemental to a shareholders agreement in relation to the Company dated 16 June 2025 made by and among the Company, ZHU Wei and SOLOWIN HOLDINGS (“Shareholders Agreement”).

NOW THIS DEED WITNESSETH as follows:

1.	Words and expressions defined in the Shareholders Agreement shall have the same meanings when used herein.

2.	The New Shareholder hereby confirms that it has been supplied with a copy of the Shareholders Agreement and hereby covenants with the Company to observe perform and be bound by all the terms of the Shareholders Agreement which are capable of applying to the New Shareholder and which have not been performed at the date hereof to the intent and effect that the New Shareholder shall be deemed with effect from the date on which the New Shareholder is registered as a Shareholder of the Company to be party to the Shareholders Agreement.

3.	This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

Schedule 4 to Shareholders Agreement

IN WITNESS whereof the Parties have duly executed and delivered this Deed the day and year first above written.

New Shareholder

EXECUTED AS A DEED by	)
[NAME OF TRANSFEREE INDIVIDUAL]	)

OR

EXECUTED AS A DEED by	)
[authorised person’s name]	)	[Director]
for and on behalf of	)
[NAME OF TRANSFEREE COMPANY]	)

in the presence of:

Witness

Witness Name

The Company

EXECUTED AS A DEED by	)
[authorised person’s name]	)	[Director]
for and on behalf of	)
Tiger Coin (Hong Kong) Limited	)

in the presence of:

Witness

Witness Name

Schedule 4 to Shareholders Agreemen